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                                                                   Exhibit 10.55

                         DOUGLAS PHARMACEUTICALS LIMITED

                     DEVELOPMENT AND DISTRIBUTION AGREEMENT
                  Distribution of Senetek's Product by Douglas

PARTIES

DOUGLAS PHARMACEUTICALS LIMITED ("DOUGLAS")

SENETEK PLC ("SENETEK")

          Senetek and Douglas have agreed that together they will develop the market in New Zealand for the Product and that Douglas shall have the exclusive right to distribute the Product in New Zealand with the right of first offer to distribute the Product in Australia in accordance with the terms set out in this agreement (including the attached Terms and Conditions).

          Senetek have agreed to pay Douglas for its assistance to develop packaging of the Product which packaging shall be used by Senetek worldwide.

          The parties agree to be bound by the terms of this agreement (including the attached Terms and Conditions).

SENETEK

POSTAL ADDRESS             620 Airpark Road, Napa, CA 94558

STREET ADDRESS             620 Airpark Road, Napa, CA 94558

TELEPHONE NO               1 707226 3900          FACSIMILE NO 1 707259 6238

CONTACT PERSON             Andreas Tobler

DOUGLAS

POSTAL ADDRESS             PO Box 45027, Auckland 8

STREET ADDRESS             Central Park Drive, Lincoln, Auckland

TELEPHONE NO               00649 835 0660         FACSIMILE NO 00649 835 0665

CONTACT PERSON             Michael Sierrnans

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                     DEVELOPMENT AND DISTRIBUTION AGREEMENT

        PRODUCT                                                  TRADE MARKS

Invicorp 2 (1)                                           InvicorpTM

(1) consisting of:

       a. one ampoule of Invicorp 2
       b. one syringe
       c. one 21g needle
       d. one 30g needle

       (a) to (d) together also called a "Unit of Product".

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Confidential Treatment Requested
--------------------------------

COMMENCEMENT DATE                  12 November 2002
                                   ("Commencement Date")

TERRITORY                          New Zealand
                                   together with any other countries or regions that the parties may agree shall be included in the territory from time to time by agreement in writing ("Territory")

TERMS OF DELIVERY                  The Units of Product shall be airfreighted
                                   CIP under Cold Chain conditions and delivered to the address specified by Douglas

                                   (CIP as that term is defined in the Incoterms published by the International Chamber of Commerce, as amended from time to time).

TERM OF APPOINTMENT                Three years
                                   ("Term")

RENEWAL TERMS                      Upon the expiry of the Term, this agreement
                                   shall automatically be renewed for further consecutive periods of two years, subject to either party giving notice in writing at least six (6) months prior to the expiry of the relevant Term that it does not wish to renew the agreement.

PRICE AND PAYMENT TERMS            (I) Senetek shall pay to Douglas no more than
                                   [***] 11- II for services to be provided by Douglas in assisting Senetek to develop
                                   Product packaging to be used by Senetek in the sale and distribution of the Product worldwide.

                                   The payment by Senetek shall be made within 30 days of the invoice date in accordance with the following timetable:

                                   (a) [***] to be paid on the Commencement
                                       Date;

                                   (b) [***] to be paid on the first commercial
                                       sale of the Product within the Territory;


                                   (c) The balance to be charged as incurred by
                                       Douglas at cost.

                    (2) Douglas shall pay to Senetek [***] of the total Net Selling Price received by Douglas for the Net Sales of the Product within the Territory.

          *** Confidential portions of this materials have been omitted and filed separately with the Securities and Exchange Commission


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                                   Douglas shall pay Senetek within 30 days of
                                   the end of each calendar quarter in respect of sales of Product during that previous calendar quarter. A statement setting forth in reasonable detail the basis for the calculation of the amount owing to Senetek for the relevant calendar quarter shall accompany each payment.

EXECUTION
DOUGLAS PHARMACEUTICALS                      SENETEK PLC
LIMITED                                      by:
by:


--------------------------------             --------------------------------
Signature                                    Signature


--------------------------------             --------------------------------
Name (G. Douglas)                            Name  (Andreas Tobler)

--------------------------------             --------------------------------
Position (Managing Director)                 Position (COO & MD Europe)

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Confidential Treatment Requested
--------------------------------

                              TERMS AND CONDITIONS

1.  INTERPRETATION

1.1       In these Terms and Conditions:

          "Net Sales" means the actual bona fide third party sales of the Product made by Douglas as per invoices covering the sales less all rebates, returns, trade and cash discounts and all taxes.

          "Net Selling Price" means the sales price established by Senetek for each Unit of Product, which price shall be at least [***] higher than the price for which Pharmacia's Caverject product is sold in the Territory.

          "Product" means the Product described at the front of this agreement, together with any additional Product which Douglas agrees to distribute pursuant to clause 5.3.

          "Trade Marks" means the trade marks described at the front of this agreement (as amended from time to time as a consequence of any new Product being added to the list of Products pursuant to clause 5.3) and/or such other trade marks used by Senetek during the Term in connection with the Product.

          All other capitalised terms shall have the meaning given to them at the front of this agreement.

1.2 Interpretation: In this agreement, unless the context otherwise requires:

          (a)  the singular includes the plural and vice versa;

          (b) references to clauses and schedules are references to clauses and schedules in this agreement;

          (c) section and clause headings have been inserted for convenience only and shall not affect the interpretation of this agreement; and

          (d) references to any statute shall include any modification or re-enactment of the statute and all legislation, orders and regulations issued under that statute or passed or made in substitution for the same.

          *** Confidential portions of this materials have been omitted and filed separately with the Securities and Exchange Commission


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2.  TERM OF APPOINTMENT

2.1 Term of appointment: This agreement shall commence on the Commencement Date and shall continue for the Term specified at the front of this agreement (unless sooner terminated under section 16).

2.2 Renewal: Any rights of renewal shall be as specified at the front of this agreement, subject to there being no prior breach of this agreement and the parties having complied with their respective obligations under this agreement.

3.  DOUGLAS' OBLIGATIONS

3.1 Douglas' obligations: Douglas shall at all times during the Term use its reasonable efforts to fully develop and exploit the potential market for the Product and to distribute, sell and promote, the Product in its original form under the Trade Marks. In particular, Douglas shall:

          (a) provide all of its sales representatives with ongoing training and support (or arrange for the provision of the same by a suitably qualified person) to assist them in promoting the Product;

          (b) store sufficient stock of the Product under conditions that prevent deterioration (whether due to temperature, humidity, dust or other environmental factors) before the specified expiry date;

          (c) allow Senetek to visit any premises at which Douglas stores and/or packages Product during business hours for inspection purposes, provided that Senetek shall be required to give reasonable notice of any such proposed inspection visit;

          (d) notify Senetek of any known or suspected infringement of Senetek' rights in the Product in accordance with section 13;

          (e) use its reasonable efforts to gain government cost reimbursement for the Product;

          (f) market the Autoject 2 auto injector in combination with the Product if Senetek so requires.

          In addition to the above obligations, Douglas shall assist Senetek to develop packaging and labelling for the Product to be used by Senetek.

3.2 Trade Marks: Douglas must conform to all reasonable requirements of Senetek in relation to the use of the Trade Marks on the Product and packaging and in all advertising.

3.3 No alterations: Douglas shall not, without Senetek's prior written consent, alter, or add to, or apply or attach anything to, the Product or their packaging or labelling.

3.4 Compliance with laws: Douglas must observe and comply with all statutes, regulations, by-laws, requirements and directions of any national or local authority in the Territory having jurisdiction in

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          relation to the promotion and distribution of the Product and the performance of any of its obligations under this agreement.

3.5 Promotional activities: Douglas shall apply at least the same marketing and promotional activities, expenditures and sales force in the Territory as are customary for the sale of like products. Douglas shall, in cooperation with Senetek and with Senetek's approval, develop promotional documentation, brochures and other materials relating to the Product in sufficient quantities to enable Douglas to fully promote the Product in the Territory. Senetek shall have the right to use the promotional documentation, brochures and other materials relating to the Product for promotional activities in other countries. The cost of such promotional documentation, brochures and other materials shall be borne by Douglas.

3.6 Audits: Douglas shall at the request of Senetek allow independent auditors reasonable access to the data necessary to audit the calculation of the total Net Selling Price and Net Sales in any calendar year. Any such audit shall be commenced by the designated auditors no later than three months following the end of the relevant calendar year and not more than one audit shall be conducted during any calendar year. Senetek shall pay the costs of such independent audit unless the audit finds that Douglas' calculation of total Net Selling Price and Net Sales in any calendar year was understated by more than 5% from the calculations arrived at by the audit.

4.  OBLIGATIONS OF SENETEK

4.1 Information: Senetek shall provide Douglas with all technical and marketing information and assistance as Douglas may from time to time consider necessary to enable Douglas to perform its obligations under, and obtain the full benefit of, this agreement including, without limitation, information regarding new developments of the Product.

4.2 Sufficient stocks: Senetek shall ensure that Douglas has access at all times to sufficient stocks of each of the Product to enable Douglas to meet its obligations under, and obtain the full benefit of, this agreement.

4.3 Promotional activities: Senetek shall supply Douglas and its employees with an agreed number of samples of the Product. The parties have agreed that Douglas shall provide with each two Units of Product sold one free Unit of Product.

5.  PRODUCT

5.1 Bulk packaging: Senetek shall ship the Product in bulk pursuant to the terms of delivery set forth at the front of this agreement. Douglas shall package and label the Product in the Territory free of charge, provided that Douglas shall:

          (a) submit to Senetek in advance for its approval (such approval not to be unreasonably withheld) all packaging and labelling used in the repackaging; and

          (b) provide Senetek with samples of packaged and labelled Product on request.

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          (c)  The Product shall carry Senetek's name with fine print stating
               "distributed by Douglas" on the packaging.

5.2 Cost of packaging: Senetek shall pay cost price for all packaging and labelling materials used by Douglas to package the Product. Douglas shall provide, if requested by Senetek copies of all invoices for such materials.

5.3 First right of offer: During the Term hereof, Douglas shall have the right of first offer to obtain the right to sell any additional product in the Territory (whether or not similar to the Product). Douglas shall have sixty (60) days from the date that Senetek notifies Douglas that such additional product is to become available for sale in the Territory to deliver an offer to Senetek setting forth in reasonable detail the terms upon which Douglas would purchase, market and sell such product. If Senetek elects not to accept Douglas' offer (or if no offer is made within such period), Senetek shall be free to grant such rights to others on terms no better to such other party than those last offered by Douglas (or if Senetek has made a counter offer, on terms no better to such other party than those offered by Senetek to Douglas), or to exercise such rights itself, or any combination thereof, all in Senetek's sole and absolute discretion.

5.4 Extension of Territory to Australia: Upon registration of the Product in Australia Senetek shall give Douglas the option to extend its exclusive distribution rights for the Product to Australia. Douglas shall notify Senetek in writing within thirty (30) days from the date that Senetek notifies Douglas that the Product has been approved in Australia whether it wishes to extend the Territory to include Australia. If Douglas does wish to extend the Territory to include Australia the parties will in good faith negotiate any additional terms to this agreement to cover distribution of the Product by Douglas in Australia. If Douglas advises Senetek that it does not wish to distribute the Product in Australia or does not respond within the time period set out in this clause, Senetek shall be free to grant distribution rights in Australia to such other party as it determines.

5.5 Confidentiality: In the event that Senetek offers any additional product for sale in the Territory and Douglas does not accept such offer pursuant to clause 5.3, Douglas shall:

          (a) maintain confidentiality in respect of any information and documentation provided to it by Senetek in respect of the product, and any associated trade marks and patents, on the terms set out in section 16; and

          (b) promptly return to Senetek all documentation provided to Douglas in respect of the product.

5.6 Process for implementing changes: Where the parties agree that any additional product shall be added to this agreement, the parties shall prepare an amended list of Products (incorporating any additional trade marks used in connection with such additional product and the price for such product), which shall be deemed to be incorporated into this agreement, in substitution for the former list, once it has been signed by both parties. The parties shall then be bound from that time by the terms of this agreement in respect of the amended list of Products from the date of signing (except where the parties have specifically agreed in writing that such amendments shall take effect from a different date).

6.  REGISTRATION AND DOCUMENTATION

6.1 Documents to be obtained by Senetek: Senetek must, at its sole cost, obtain all necessary export licenses and other documents and permits required to export the Product to Douglas for sale in the Territory.

6.2 Documents to be obtained by Douglas: Douglas must, at its sole cost, obtain all necessary import licenses and other documents and permits required to import the Product into the Territory.

6.3 Registration: Senetek shall register the Product with the appropriate authorities within the Territory, all such Product registrations to be at the cost of Senetek and (subject to clause 6.4) to be in the name of Senetek. In such circumstances:

          (a) Douglas shall provide Senetek and any regulatory authorities directly involved in the registration of the Product with such reasonable assistance and information as is necessary to enable Senetek to obtain and maintain registration of the Product;

          (b) Senetek agrees to reimburse Douglas for all reasonable expenses incurred by Douglas in providing such assistance and information; and

          (c) Senetek shall provide Douglas with copies of any registration certificates or other evidence received upon registration of any of the Product, as well as any other information and documentation relating to the registration of the Product which Douglas may request from time to time.

6.4 Registration in name of Douglas: Where Senetek is not permitted pursuant to the relevant laws and regulations to register the Product in its own name, Douglas shall, with the prior written approval of and in cooperation with Senetek, carry out such Product registrations on behalf of Senetek, provided that:

          (a) Douglas shall be entitled to reimbursement from Senetek in respect of any costs incurred pursuant to this clause 6.4; and

          (b) Except for liability, claims and loss, damage, costs and expenses caused by the negligence of Douglas or any breach by Douglas of the terms of this Agreement (for which Douglas shall indemnify Senetek as provided in this clause (b>>, Senetek agrees to indemnify Douglas in respect of all liability, claims and loss, damage, costs and expenses (whether direct or indirect, and including all reasonable legal, accounting and other professional fees) awarded against, suffered or incurred by Douglas arising out of or in connection with the performance of its obligations under this clause 6.4.

7.  TERRITORY

7.1 Sale only to Douglas: Senetek must not sell or supply the Product in the Territory to any person other than Douglas and shall use all reasonable endeavours to prevent any unauthorised shipment of the Product in the Territory.

7.2 Sales outside Territory: Douglas shall not sell or permit the sale or delivery of the Product outside the Territory without the prior written consent of Senetek.

Confidential Treatment Requested
--------------------------------

7.3 Referral of enquiries by Senetek: Senetek must refer to Douglas all enquiries which it receives from persons residing inside or outside the Territory relating to the purchase, use or resale of the Product in the Territory.

7.4 Referral of enquiries by Douglas: Douglas must not solicit orders outside of the Territory, and shall refer to Senetek all enquiries which it receives from persons residing inside or outside the Territory, relating to the purchase, use or resale of the Product outside the Territory.

8.  PLACEMENT OF ORDERS

8.1 Orders: Douglas shall order Product directly from Senetek by facsimile, confirmed in writing by mail. Douglas shall accompany each order with rolling twelve (12) months Product forecasts to be updated quarterly and delivered to Senetek at least thirty (30) days in advance of the period forecasted.

8.2       Minimum Sales Requirement: During the first year of the Term,
          Douglas shall sell [***]. For subsequent years Senetek and Douglas shall agree on the Minimum Sales Requirement based on the prior year's actual Net Sales, provided, however, that if the parties shall fail to agree on the Minimum Sales Requirement for any year after the first year by March 31 of such year, the Minimum Sales Requirement for such year shall be the prior year's Minimum Sales Requirement [***]. Senetek may terminate this agreement in accordance with clause 16.3
          (b) if during any year of the Term Douglas fails to achieve the Minimum Sales Requirement with respect to such year.

8.3 Acceptance of orders: Senetek shall confirm acceptance of each order in writing within one week following receipt of the relevant order from Douglas.

8.4 Cancellation: Douglas may cancel an order at any time prior to acceptance by Senetek in accordance with clause 8.3.

9.  PAYMENT

9.1 Payment: Payment of all amounts under this agreement shall be made in accordance with the payment terms specified at the front of this agreement. All amounts are specified exclusive of any related taxes including any goods and services tax or other value added tax.

9.2 Withholdings: Douglas shall deliver to Senetek, as soon as is practicable after it has made any payment from which it is required by law to make any deduction, withholding or payment, a receipt, issued by the applicable taxing or other authorities evidencing the deduction, withholding or payment of all amounts required to be deducted, withheld or paid from such payment. If any such withholding or deduction is permitted to be recovered by Senetek, Douglas shall, at its expense, take all action necessary for Senetek to recover same. To the extent that any such withholding or deduction is not recovered by Senetek, Douglas shall pay the same to Senetek together within 90 days of payment.

9.3 Set-off: Neither party shall set off against any payment due hereunder any amount claimed to be due from the other party, it being agreed that any disputes shall be resolved in the manner provided in section 22.

10. DELIVERY

          *** Confidential portions of this materials have been omitted and filed separately with the Securities and Exchange Commission

10.1 Terms of delivery: Delivery shall be made in accordance with the terms specified at the front of this agreement and any terms (including any delivery date) specified in the relevant order submitted by Douglas. Senetek shall inform Douglas promptly when the first Products are ready for shipping and all approvals in New Zealand for the new manufacturing site are granted. The date of the first delivery shall be agreed upon by both parties. Time is of the essence in respect of any agreed date of delivery.

10.2 Risk: Risk of any loss or damage of or to the Product shall pass to Douglas in accordance with the terms of delivery specified at the front of this agreement.

10.3 Title: Title to the Products shall remain with Senetek until such Products have been sold by Douglas to a third party in accordance with the terms of this agreement.

11. WARRANTIES

11.1      Warranties: Senetek warrants that the Product will:

          (a)  conform to the Certificate of Assay accompanying each delivery;

          (b)  be of merchantable quality;

          (c)  be fit for the purposes specified in writing by Senetek;

          (d) comply with any samples provided by Senetek to Douglas from time to time;

          (e) comply with all descriptions, specifications and any other information provided by Senetek to Douglas from time to time in respect of the Product (whether contained in Product brochures or literature or on any Product packaging or labelling or as otherwise provided to Douglas); and

          (f) comply with the guarantees set out in the Consumer Guarantees Act 1993, and any other statutes, regulations, by-laws, standards, requirements and directions of any national or local authority having jurisdiction in relation to the sale or use of the Product in the Territory including, without limitation, all requirements relating to the registration of the Product.

11.2 Breach of warranty: If any of the Products fail to comply with the warranties contained in clause 11.1 at the time of delivery to Douglas then, provided that Douglas notifies Senetek of such failure within 30 days from, and inclusive of, the date of receipt of the Products, then Douglas may, in its sole discretion and without prejudice to its other rights and remedies, require that Senetek replace the relevant Product (with all freight and other associated costs to be borne by Senetek).

12. INDEMNITY AND INSURANCE

12.1 Indemnification of Senetek: Douglas shall defend, indemnify, and hold harmless Senetek, its officers, agents, employees and affiliated companies from any loss, claim, action, damage, expense or liability (including reasonable defence costs and attorneys' and other professionals' fees) (collectively, "Claims') arising out of or related to a breach or alleged breach of any representation, warranty or covenant made by Douglas herein or the negligence of Douglas in the handling, possession, packaging, marketing, sale or other use of the Product, except insofar as such Claims are related to or arise from any claim for which Senetek indemnifies Douglas under clause 12.2.

12.2 Indemnification of Douglas: Senetek shall defend, indemnify, and hold harmless Douglas, its officers, agents, employees and affiliated companies from any Claims arising out of or related to a breach or alleged breach of any representation, warranty or covenant made by Senetek herein, or Senetek's or its contract manufacturers' manufacture or handling of the Product to the point of delivery to Douglas, except insofar as such Claims are related to or arise from any Claim for which Douglas indemnifies Senetek under clause 12.1.

12.3 Insurance: Each party shall maintain at its expense commercial general liability insurance in a principal amount of not less than the coverage generally maintained by companies of similar size in the industry, insuring, in each case those matters for which each party indemnifies the other party in accordance with clause 12.2.

13. INTELLECTUAL PROPERTY RIGHTS

13.1 Ownership: Douglas acknowledges and agrees that all right, title and interest in and to any patents, trade marks, designs, confidential information, trade secrets, get-up and other intellectual property relating to:

          (a)  the Product;

          (b)  the Trade Marks; and

          (c) all information provided by or on behalf of Senetek to Douglas under this agreement; shall belong to and remain with Senetek as its absolute property.

13.2 Infringement: Douglas shall promptly bring to the knowledge of Senetek any infringement or threatened infringement of any of Senetek's intellectual property or any passing-off of the Product. Any legal proceedings issued by Senetek in respect of such infringement or threatened infringement shall be conducted at Senetek's sole discretion and expense. If Senetek fails to take action in relation to any such infringement and Douglas considers in its sole discretion that the infringement adversely impacts on Douglas' ability to fully obtain the benefit of this agreement, Douglas may terminate this agreement either in its entirety or insofar as it applies to those Product affected by such infringement.

13.3 Indemnity: Without limiting anything contained in clause 12.2, Senetek shall indemnify Douglas and hold it harmless from and against all liability, claims, loss, damage, costs and expenses (whether direct or indirect, and including all reasonable legal, accounting and other professional fees) awarded against, suffered or incurred by Douglas arising out of or in connection with any claim that the purchase, distribution, sale or use of the Product infringes the intellectual property rights of any third party ("third party claim").

13.4      Third party claim: In relation to any third party claim:

          (a) if either party becomes aware of a third party claim, it shall immediately inform the other party;

          (b) Senetek shall at its own cost and expense, conduct and/or settle all negotiations and litigation resulting from such claim; and

          (c) Douglas shall afford all reasonable assistance with such negotiations and litigation, provided that Senetek shall reimburse Douglas for its staff costs and all other expenses incurred in providing such assistance.

13.5 Remedies: If at any time Douglas is prevented from importing, holding or selling any Product as a result of any third party claim, Senetek must, if requested by Douglas:

          (a) obtain on behalf of Douglas the right to continue importing, holding or selling that Product which is the subject of a third party claim; or

          (b) at Senetek's expense, modify the Product, or any packaging of the Product, so that it becomes non-infringing;

          provided that, if Douglas is not satisfied that Senetek has complied with its obligations under this clause within a reasonable period, Douglas may, without prejudice to any of its other rights and remedies, terminate this agreement in its entirety or insofar as it applies to the Product affected by the third party claim.

14. REPORTING

14.1 Reporting: If requested by Senetek from time to time, Douglas shall provide to Senetek a report setting out details of the volume and value of Product distributed and other information as Senetek may reasonably request including, without limitation, a list of prospective customers and performance forecasts.

15. CONFIDENTIALITY

15.1 Confidentiality: Each party shall treat as confidential, and not use or disclose to any person, any information relating to the terms of this agreement, the Product, or the other party and its business (including any information concerning the financial position of either party and its business, sales and technical operations or any information concerning the customers or suppliers of either party), provided that neither Douglas nor Senetek shall have any obligation under this clause concerning any information which is in the public domain, or which subsequently enters the public domain, through no fault, act or omission of the relevant party.

16. TERMINATION

16.1      Termination by either party: If:

          (a) either party fails to comply with any of the terms of this agreement and does not remedy such breach (if the same is capable of remedy) within 30 days of receipt of a written notice from the other party requiring remedy;

          (b) either party enters into any composition or arrangement with its creditors;

          (c) either party does anything which would make it liable to be put into liquidation;

          (d) a resolution is passed or an application is made for the liquidation of either party; or

          (e) a receiver or statutory or official manager is appointed over all or any of either party's assets;

          the other party may, without prejudice to any of its other rights or remedies, terminate this agreement.

16.2 Termination by Douglas: If Senetek obtains control of any competitor of Douglas, Douglas may, without prejudice to any of its other rights or remedies, terminate this agreement by notice in writing to Senetek.

16.3 Termination by Senetek: Senetek may, without prejudice to any of its other rights or remedies, terminate this agreement by notice in writing to Douglas:

          a) if Douglas distributes a product that directly competes with the Product of Senetek in the Territory; or

          b) if Douglas does not comply with the Minimum Sales Requirements as set forth under clause 8.2

17. EFFECT OF TERMINATION

17.1 Product held by Senetek on termination: Douglas shall have the option for a period of six months following the expiry or termination of this agreement to:

          (a) fulfill any existing orders for Product received by Douglas on or prior to the date of expiry or termination of this agreement by the sale of Product held by Douglas at the date of expiry or termination; and

          (b) in the case of termination by Douglas under clause 16.1. or 16.2. request Senetek to buy back any or all of the Product held by Douglas. The price payable shall be the invoice price to Douglas (together with any freight, insurance and transport charges, taxes and duties incurred by Douglas in respect of such Product).

17.2 Consequences arising: Upon the expiry or termination of this agreement all the rights and obligations of the parties under this agreement shall cease immediately, provided that the expiry or termination of this agreement shall not operate so as to affect clause 6.4(b), clause
          15.1 or clause 17.1 or any other provision of this agreement which is intended to continue after such expiry or termination.

17.3 Obligations of Douglas on termination: Following the expiry or termination of this agreement and upon the earlier of:

          (a)  the expiry of the six month period referred to in clause 17.1; or

          (b) the supply by Douglas of the remainder of any Product held by it to its customers or to Senetek in accordance with clause 17.1;

          Douglas shall deliver to Senetek or, alternatively, destroy (in accordance with directions provided to it by Senetek) any and all copies (whether in digital form or hard copy) of any materials held

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Confidential Treatment Requested
--------------------------------

          by it relating to the Product which have been provided to it by Senetek (other than any information or material which is in the public domain through no fault on the part of Douglas).

18. FORCE MAJEURE

18.1 Force majeure: Neither party shall be liable for any act, omission or failure to perform any obligation under this agreement if such act, omission or failure arises or continues from any cause beyond the control of that party, and the relevant party could not take reasonable measures to prevent such act, omission or failure.

19. ASSIGNMENT

19.1 No assignment: Neither party may assign any of its rights or obligations under this agreement without the prior written approval of the other party, such approval not to be unreasonably withheld.

19.2 Change in effective control: Any transfer in the capital of either party or any holding company of either party without the approval of the other party which results in a change in the effective ownership or control shall, for the purpose of clause 19.1, be deemed to be an assignment of the rights granted under this agreement.

20. RELATIONSHIP OF THE PARTIES

20.1 Independent contractor: Douglas' relationship with Senetek during the Term shall be that of an independent contractor. Neither party has the power to assume or create any obligation on behalf of the other party except as expressly provided in this agreement. Douglas and Senetek are not partners or joint venturers. All contracts and other obligations undertaken by either party shall be undertaken by that party on its own behalf and shall not involve any financial or other responsibility on the part of the other party.

21. LIABILITY 21.1 Mitigation: Each of the parties must take reasonable steps to mitigate any claim for any damages. 21.2 Consequential damages: Neither party shall be liable to the other for any indirect or consequential loss or damages (whether in contract or in tort, including negligence), including loss or damages comprising, or resulting from, loss of business or loss of profit, however caused.

21.3 Limitation of liability of Douglas: Under no circumstances shall Douglas or any of its affiliated companies have any liability arising from this agreement in excess of the highest aggregate amount paid by Douglas pursuant to this agreement over the two calendar years preceding any claim (or, if a claim shall be raised prior to the end of the second calendar year of the term, in excess of [***] of the average annualised amount received by Senetek during the Term. Senetek acknowledges and agrees that, but for the limitation of liability set forth in this clause, Douglas would not have entered into this agreement upon the terms set forth herein and that such limitation is a material part of this agreement

21.4 Limitation of liability of Senetek: Under no circumstances shall Senetek or its affiliated companies have any liability arising from this agreement in excess of the highest aggregate amount received by Senetek pursuant to this agreement over the two calendar years preceding any claim (or, if a claim shall be raised prior to the end of the second calendar year of the term, in excess of [***] of the average annualized amount received by Senetek during the Term. Douglas

          *** Confidential portions of this materials have been omitted and filed separately with the Securities and Exchange Commission acknowledges and agrees that, but for the limitation of liability set forth in this clause, Senetek would not have entered into this agreement upon the terms set forth herein and that such limitation is a material part of this agreement

22. DISPUTE RESOLUTION

22.1 Negotiation: The parties shall use their best endeavours to amicably resolve any dispute between them which may arise concerning the interpretation of this agreement or in relation to any matter arising under this agreement.

22.2 Mediation: If the parties cannot settle amicably and in good faith any dispute between them, either party may require such dispute to be referred to the mediation of a single mediator, or to more than one mediator if the parties so agree, to be appointed by the parties. The mediator shall conduct the mediation in accordance with the guidelines set by the parties.

22.3 Arbitration: If settlement is not reached within 60 days after commencing mediation, the dispute shall be settled by arbitration in accordance with the rules of conciliation and arbitration of the International Chamber of Commerce, and shall be held in the United Kingdom, with the official language of the procedure and arbitration to be the English language, and the award shall be final and binding upon the parties.

23. INTERNATIONAL SALE OF GOODS

23.1 Contracting out: The parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to the supply of any Product pursuant to this agreement.

24. NOTICES

24.1 Serving of notices: All notices required or authorised to be given or served under this agreement shall be in writing and may be given or served by personal service, prepaid registered mail or facsimile to the party at its address or facsimile number set out at the front of this agreement, or such other address or facsimile number as one party may have notified in writing to the other party.

25. GENERAL

25.1 Execution by counterparts and exchange by facsimile: This agreement may be executed by the parties in one or more counterparts. Such counterparts may be exchanged by facsimile (provided that each executed counterpart is transmitted in one complete transmission). Where there is an exchange of executed counterparts, each party shall be bound by the agreement notwithstanding that original copies of the agreement may not be exchanged immediately. The parties shall co-operate after execution of the agreement and exchange by facsimile to ensure that each party obtains an original executed copy of this agreement.

25.2 Governing law and jurisdiction: This agreement shall in all respects be deemed to be a contract made in England and the construction, validity and performance of such contract shall be governed by English law, and the parties shall submit to the non-exclusive jurisdiction of the courts of England.

25.3 Waiver: No delay, neglect or forbearance by either party in enforcing against the other any provision of this agreement will be a waiver, or in any way prejudice any right, of that party.

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25.4      Severability: If any clause or any part of any clause contained in this agreement is declared invalid or unenforceable, all other clauses or parts of clauses contained in this agreement will remain in full force and effect and will not be affected by invalidity for the term of this agreement, unless the commercial intentions of the parties are thereby frustrated.